File No. 333-
As filed with the Securities and Exchange Commission on July 29, 2010

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

PENTAIR, INC.
(Exact name of Registrant as specified in its charter)

Minnesota	41-0907434
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

5500 Wayzata Boulevard, Suite 800
Golden Valley, Minnesota	55416
(Address of principal executive offices)	(Zip Code)
PENTAIR, INC. 2008 OMNIBUS STOCK INCENTIVE PLAN, AS AMENDED AND RESTATED
(Full title of the plan)

Angela D. Lageson	Copy to:
Senior Vice President, General Counsel and Secretary	Benjamin F. Garmer, III
Pentair, Inc.	John K. Wilson
5500 Wayzata Boulevard, Suite 800	Foley & Lardner LLP
Golden Valley, Minnesota 55416	777 East Wisconsin Avenue
(763) 545-1730	Milwaukee, Wisconsin 53202
(Name, address and telephone number of agent for service)	(414) 271-2400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities	Amount	Proposed Maximum	Proposed Maximum	Amount of
to be Registered	to be Registered	Offering Price Per Share	Aggregate Offering Price	Registration Fee
Common Stock, par value $0.16 2/3 per share	4,000,000 shares (1)	$33.92 (2)	$135,680,000 (2)	$9,673.98
Preferred Share Purchase Rights	4,000,000 rights	(3)	(3)	(3)

(1)	Amount to be registered consists of an aggregate of 4,000,000 shares of the Pentair, Inc. common stock to be issued pursuant to the grant to or exercise of awards by participants under the Pentair, Inc. 2008 Omnibus Stock Incentive Plan, as amended and restated (the “Plan”). Pursuant to Rule 416 under the Securities Act of 1933, this registration statement also covers an indeterminate number of additional shares of common stock (and Preferred Share Purchase Rights) that may become issuable in accordance with the adjustment and anti-dilution provisions of the Plan.

(2)	Determined in accordance with Rules 457(c) and 457(h), the registration fee calculation is based on the average of the high and low prices of the Pentair, Inc. common stock as reported on the New York Stock Exchange on July 23, 2010.

(3)	The value attributable to the Preferred Share Purchase Rights is reflected in the market price of the Pentair, Inc. common stock to which the Rights are attached.
Pursuant to Rule 429 under the Securities Act of 1933, as amended, the Prospectus referred to herein also relates to the Registrant’s Registration Statement on Form S-8 (Registration No. 333-152458).

STATEMENT PURSUANT TO GENERAL INSTRUCTION E TO FORM S-8
     The purpose of this Registration Statement is to register 4,000,000 additional shares of Common Stock, par value $0.16 2/3 per share, and associated Preferred Share Purchase Rights, of Pentair, Inc. (the “Company”) in connection with the Pentair, Inc. 2008 Omnibus Stock Incentive Plan, as amended and restated.
     Pursuant to General Instruction E of Form S-8, the contents of the Company’s Registration Statement on Form S-8 (Registration No. 333-152458), including the documents incorporated by reference therein, are incorporated by reference into this Registration Statement, except as set forth below.
PART II INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 8. Exhibits
     See the Exhibit Index, which is incorporated herein by reference.
Item 9. Undertakings
     (a) The undersigned Company hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement; and
          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          (4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the Company pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Company will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
          (i) Any preliminary prospectus or prospectus of the Company relating to the offering required to be filed pursuant to Rule 424 under the Securities Act of 1933;
          (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the Company or used or referred to by the Company;
          (iii) The portion of any other free writing prospectus relating to the offering containing material information about the Company or its securities provided by or on behalf of the Company; and
          (iv) Any other communication that is an offer in the offering made by the Company to the purchaser.
     (b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Golden Valley, State of Minnesota, on July 29, 2010.

PENTAIR, INC.
By:	/s/ John L. Stauch
John L. Stauch
Executive Vice President and Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities listed below on July 29, 2010:

SIGNATURE	TITLE

/s/ Randall J. Hogan Randall J. Hogan	Chairman and Chief Executive Officer (Principal Executive Officer)

/s/ John L. Stauch John L. Stauch	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Mark C. Borin	Corporate Controller and Chief Accounting Officer
Mark C. Borin	(Principal Accounting Officer)

* Leslie Abi-Karam	Director

* Glynis A. Bryan	Director

* Jerry W. Burris	Director

* T. Michael Glenn	Director

* Charles A. Haggerty	Director

* David H. Y. Ho	Director

SIGNATURE	TITLE

* David A. Jones	Director

* Ronald L. Merriman	Director

* William T. Monahan	Director

*By	/s/ John L. Stauch
John L. Stauch
Attorney-in-fact

EXHIBIT INDEX
TO
REGISTRATION STATEMENT ON FORM S-8

Exhibit Number	Description

4.1	Third Restated Articles of Incorporation as amended through May 3, 2007 (Incorporated by reference to Exhibit 3.1 contained in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007).

4.2	Fourth Amended and Superseding By-Laws as amended through May 3, 2007 (Incorporated by reference to Exhibit 3.2 contained in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007).

4.3	Rights Agreement dated as of December 10, 2004 between Pentair, Inc. and Wells Fargo Bank, N.A. (Incorporated by reference to Exhibit 4.1 contained in the Company’s Registration Statement on Form 8-A, dated as of December 31, 2004).

4.4	Pentair, Inc. 2008 Omnibus Stock Incentive Plan, as amended and restated (incorporated by reference to Appendix A contained in the Company’s Proxy Statement for its 2010 Annual Meeting of Shareholders).

4.5	Form of award letter for executive officers under the Pentair, Inc. 2008 Omnibus Stock Incentive Plan, as amended (incorporated by reference to Exhibit 10.1 contained in the Company’s Current Report on Form 8-K filed January 8, 2009).

4.6	Form of award letter for directors under the Pentair, Inc. 2008 Omnibus Stock Incentive Plan, as amended (incorporated by reference to Exhibit 10.21 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009).

5	Opinion of Foley & Lardner LLP.

15	Letter of Deloitte & Touche LLP regarding Unaudited Interim Financial Information.

23.1	Consent of Foley & Lardner LLP (included in Exhibit 5).

23.2	Consent of Deloitte & Touche LLP.

24	Powers of Attorney.

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